Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR SECOND QUARTER

AND SIX MONTHS ENDED JUNE 30, 2010

Revenues Increase 38%; Net Income of $0.06 per share

DALLAS, TX, August 10, 2010 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the second quarter and six months ended June 30, 2010. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Financial Results

For the second quarter, USHS revenues increased 38.0% to $35.2 million as compared to $25.5 million in the second quarter 2009. The increase in revenues marked the fourth consecutive quarterly improvement in revenues.

Net income for the second quarter 2010 was $464,000 or $0.06 per share. The quarter included a pre-tax charge of $180,000 related to certain lease obligations. Excluding this charge, net income would have been $570,000, or $0.08 per share. In the second quarter 2009 net loss was $1,211,000 or ($0.17) per share. Net loss in the second quarter last year included a pre-tax charge of $1,500,000 related to a litigation settlement. Excluding the litigation charge, net loss for second quarter 2009 was $286,000, or ($0.04) per share.

Murray Gross, chairman and chief executive officer, commented, “Our strong performance in the second quarter marks the fourth consecutive quarterly increase in revenues and new orders, each building upon the momentum that was first set into motion in the third quarter last year. Our new orders in the second quarter increased 41.0% to $37.4 million from $26.5 million in the second quarter last year, and increased 8.8% sequentially from $34.4 million in the first quarter 2010. We saw robust growth in our kitchen refacing and countertop product line across most of our geographic regions.”

Mr. Gross continued, “We attribute much of the second quarter increase in new orders to The Home Depot’s inclusion of the cabinet refacing category in their new national kitchen marketing strategy, which highlights ‘A Solution for Every Kitchen and Budget - Replace, Reface, Renew’. Supporting this marketing strategy we continued the installation of new kitchen refacing product displays in The Home Depot stores. The new displays better demonstrate the benefits of the cabinet refacing category and our product offering.”

Second Quarter 2010 Highlights

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USHS reported new orders increased 41.0% in the second quarter 2010 to $37.4 million from $26.5 million in the second quarter last year, and increased 8.8% sequentially from $34.4 million in the first quarter 2010.

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In connection with USHS market expansion program, USHS initiated service in 4 new markets during the second quarter 2010. As of June 30, 2010, it has initiated service in 10 new markets in 2010 encompassing approximately 140 The Home Depot stores.

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Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 13.5% of revenues in the second quarter 2010 from 17.2% in the same quarter last year. The decline reflected increased leverage from higher revenues.

Mr. Gross continued, “As we announced in May 2010, in connection with our market expansion plan, we identified three markets we previously served through our sales and installation centers that we transitioned to SCN contractors to better penetrate the marketplace and reduce our costs. We intend to sublease our sales and installation centers in these three markets. However, as a result of this transition, in the second quarter 2010 we recorded a one-time charge of approximately $180,000 which is equal to the present value of future rental payments, net of expected sublease receipts, for the remaining term of the applicable leases.”

For the six months ended June 30, 2010, USHS had revenues of approximately $68.3 million as compared to $51.7 million in the same period last year. Net income was $829,000 or $0.12 per share as compared to a net loss of $2.2 million, or ($0.30) per share, respectively.

Mr. Gross concluded, “Despite no improvement in the credit approval rate for our customers, we have achieved solid growth in the last six months. In a report recently released by the Remodeling Futures Program at the Joint Center for Housing Studies of Harvard University, the Leading Indicator of Remodeling Activity (LIRA) indicated that a recovery in home improvement spending is underway and remodeling spending is expected to increase on an annual basis by the end of the year. We remain confident in continuing near term improvement as we work together with our strategic partner.”

Third Quarter 2010 Outlook

USHS expects:

•	Revenues in the third quarter 2010 of $35 to $36 million as compared to revenues of $28.4 million in the third quarter 2009.

•	Net income of $0.07 to $0.08 per share, compared to a net loss of $510,000, or $0.07 per share in the third quarter of 2009.

Conference Call Information

Management of USHS will hold a conference call on August 10, 2010 at 4:30 p.m. ET to discuss its 2010 second quarter financial results. The financial results will be released following the close of trading on August 10, 2010.

Interested parties may access the call by calling 1-877-941-1428 from within the United States, or 1-480-629-9665 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 17, 2010, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (Int’l), pass code 4340263.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 10, 2010 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS SECOND QUARTER 2010 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$35,187	$25,503	$68,315	$51,673
Cost of remodeling contracts	16,208	11,196	30,903	22,885
Gross profit	18,979	14,307	37,412	28,788

Costs and expenses:
Branch operations	2,076	1,935	4,038	4,031
Sales, marketing and license fees	13,414	10,378	26,484	21,559
General and administrative	2,681	2,453	5,434	5,213
Legal settlement	—	1,500	—	1,500
Total costs and expenses	18,171	16,266	35,956	32,303
Operating income (loss)	808	(1,959)	1,456	(3,515)
Interest expense	31	36	65	75
Other income	10	30	2	66
Income (loss) before income taxes	787	(1,965)	1,393	(3,524)
Income tax expense (benefit)	323	(754)	564	(1,353)
Net income (loss)	464	(1,211)	829	(2,171)

Net income (loss) per common share:
- basic:	$0.07	($0.17)	$0.12	($0.30)
- diluted:	$0.06	($0.17)	$0.12	($0.30)

Number of weighted-average shares of common stock outstanding – basic	7,135,613	7,162,477	7,136,226	7,297,224
Number of weighted-average shares of common stock outstanding – diluted	7,214,002	7,162,477	7,194,285	7,297,224

USHS REPORTS SECOND QUARTER 2010 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,702,506	$6,336,889
Marketable securities	801,835	797,410
Accounts receivable-trade, net of allowance for doubtful accounts of $45,796 and $53,704, respectively	8,104,145	4,242,435
Accounts receivable-other	319,952	451,090
Income tax receivable	1,502,919	1,415,582
Commission advances	1,215,473	1,150,154
Inventories	3,588,770	3,650,545
Prepaid advertising and marketing	1,708,601	1,103,689
Prepaid expenses	1,079,308	767,278
Deferred income taxes	1,601,030	1,605,813

Total current assets	24,624,539	21,520,885

Property, plant, and equipment, net	2,381,677	2,485,542
Assets held for sale	2,514,643	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	513,813	623,365

Total assets	$33,624,542	$30,734,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,363,223	$3,936,798
Accrued wages, commissions, bonuses and vacation	1,910,135	1,588,833
Accrued legal settlement	1,328,790	1,897,822
Federal and state taxes payable	2,322,125	1,381,635
Long-term debt, current portion	1,152,448	222,553
Other accrued liabilities	793,030	748,596

Total current liabilities	12,869,751	9,776,237
Deferred income taxes	310,491	310,491
Long-term debt, net of current portion	1,215,743	2,292,221

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,172,860 and 7,155,058 shares issued; 7,135,783 and 7,132,026 shares outstanding at June 30, 2010 and December 31, 2009, respectively	7,173	7,155
Additional capital	14,136,142	14,059,625
Retained earnings	5,166,368	4,337,755
Treasury stock, at cost, 37,077 and 23,032 shares at June 30, 2010 and December 31, 2009, respectively	(81,126)	(49,179)

Total stockholders’ equity	19,228,557	18,355,356

Total liabilities and stockholders’ equity	$33,624,542	$30,734,305